Exhibit 99

FIRST PACTRUST BANCORP, INC. ANNOUNCES

4th QUARTER EARNINGS

April 20, 2005

Chula Vista, California — First PacTrust Bancorp, Inc. (Nasdaq: FPTB), the holding company for Pacific Trust Bank, announced net income of $1.1 million for the quarter ended March 31, 2005, a decrease of $46,000 from the same period of the prior year. The Company reported an increase of $57,000 in net income over the prior quarter ended December 31, 2004. First PacTrust Bancorp reported basic and diluted earnings per share of $0.27 and $0.26 for the quarter ended March 31, 2005 compared to both basic and diluted earnings per share of $.26 for the quarter ended March 31, 2004.

Net interest income before provision for loan losses decreased $324,000 to $4.8 million for the quarter ended March 31, 2005 compared to $5.1 million in the same period of the prior year due to a 42 basis point decline in the Company’s net interest margin. This decline resulted from increased cost of funds primarily related to higher short-term interest rates. Total interest income increased $542,000 to $8.3 million from $7.7 million in the prior year’s first quarter, reflecting increasing average loan balances. Total interest expense increased $866,000 to $3.5 million for the three months ended March 31, 2005 from $2.6 million for the first quarter of the prior year due primarily to an increase in the cost of funds and increases in the average balances of deposits.

During the first quarter of 2005, an $80,000 provision for loan losses was made compared to $108,000 in the same period of the prior year. The decrease in the provision was primarily a result of slower loan growth for the three months ended March 31, 2005 compared to the same period of the prior year as well as continued low levels of charge-offs and nonperforming assets. The allowance for loan losses increased in the first quarter of 2005 to $4.5 million from $4.4 million at December 31, 2004 resulting from the increased level of loans outstanding.

Noninterest income increased $155,000 to $486,000 for the first quarter of 2005 from $331,000 for the same period of the prior year. This increase resulted primarily from income related to the purchase of a bank owned life insurance investment in January, 2005. Noninterest expense increased approximately $302,000 or 9.7% to $3.4 million for the first quarter of 2005 from $3.1 million over the prior year’s quarter. Significant contributing factors were increased stock based compensation expense primarily due to an increase in the Company’s stock price as well as a $99,000 loss taken on a CRA Housing Investment during the first quarter.

Total assets increased by $25.8 million, or 3.8%, to $700.3 million at March 31, 2005 from $674.5 million at December 31, 2004. The increase primarily reflected the purchase of a $15.0 million bank-owned life insurance investment, growth in loans receivable of $5.9 million, and the purchase of government and agency securities in the amount of $4.3 million.

Total deposits increased by $17.1 million to $470.7 million at March 31, 2005 from $453.6 million at December 31, 2004. The increase primarily reflected growth in money market accounts, savings accounts and certificates of deposit due to competitive pricing and increased marketing efforts during the first quarter.

Equity increased $940,000 to $80.3 million at March 31, 2005 from $79.4 million at December 31, 2004. The net increase resulted primarily from net income of $1.1 million, ESOP shares earned of $283,000 and stock awards earned of $181,000 reduced by the payment of dividends of $566,000.

First PacTrust Bancorp, Inc. is headquartered in Chula Vista, California with nine banking offices serving primarily San Diego and Riverside Counties in California. Financial highlights of the Company are attached.

Statements contained in this news release that are not historical facts may constitute forward-looking statements (within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended), which involve significant risks and uncertainties. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and is including this statement for purposes of invoking these safe harbor provisions. The Company’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse effect on the operations and future prospects of the Company and the subsidiaries include, but are not limited to, changes in interest rates, general economic conditions, legislative/regulatory changes, monetary and fiscal policies of the U.S. Government, including the U.S.Treasury and the Federal Reserve Board, the quality or composition of the Company’s loan or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in the Company’s market area, the possible short-term dilutive effect of potential acquisitions and accounting principles, policies and guidelines. These risks and uncertainties should be considered in evaluating forward looking statements and undue reliance should not be placed on such statements.

Contact:

Hans Ganz, President and CEO

Phone: (619) 691-1519 ext 4000

FIRST PACTRUST BANCORP, INC.

SELECTED FINANCIAL INFORMATION

	Three Months Ended March 31,
	2005	2004
	(In thousands)
Selected Operations Data
Total interest income	$8,285	$7,743
Total interest expense	3,472	2,606

Net interest income	4,813	5,137
Provision for loan losses	80	108

Net interest income after provision for loan losses	4,733	5,029
Noninterest income	486	331
Noninterest expense	3,409	3,107

Income before taxes	1,810	2,253
Income tax provision	661	1,058

Net income	$1,149	$1,195

Earnings per share
Basic	$.27	$.26

Fully diluted	$.26	$.26

	March 31, 2005	December 31, 2004
	(In thousands)
Selected Financial Condition Data
Total assets	$700,288	$674,460
Cash and cash equivalents	12,401	12,315
Loans receivable, net	634,643	628,724
Securities available for sale	14,119	10,019
Deposits	470,682	453,581
Advances from Federal Home Loan Bank	144,500	135,500
Stockholders’ equity	80,331	79,391

	Three months ended March 31,
	2005	2004
Selected Financial Ratios (1)
Return on average assets	.66%	.75%
Return on average equity	5.75	5.75
General and administrative expenses to average assets	1.96	1.95
Efficiency ratio (2)	64.33	56.82
Net interest margin	2.89	3.31

	As of March 31, 2005	As of March 31, 2004
Non-performing assets to total assets (3)	.45%	.17%

Book value per common share (4)	$19.01	$18.42

(1)	All applicable quarterly ratios reflect annualized figures.
(2)	Represents non interest expense divided by net interest income plus noninterest income.

This was adversely impacted by a $99,000 loss on the CRA Housing Investment during the first quarter.

(3)	Consists of assets 90 days past due.
(4)	Represents total equity divided by total shares outstanding excluding unearned ESOP shares and unearned stock awards.